Exhibit 99.1

FERRELLGAS PARTNERS REPORTS SECOND-QUARTER EARNINGS

OVERLAND PARK, KS, March 9, 2012- Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported operating results for its fiscal second quarter ended January 31, 2012.

Net earnings for the quarter rose 64% to $36.8 million while Adjusted EBITDA fell to $87.5 million resulting from near record warm, nationwide temperatures and significantly elevated wholesale propane costs.

Propane sales for the quarter declined 7% to 305.1 million gallons on temperatures that were 18% warmer than in the prior year’s quarter and customer conservation resulting from historically high wholesale propane costs.

Second quarter revenues declined approximately 1% to $829.3 million while gross profit declined 16% to $204.2 million primarily on reduced weather dependent retail sales volumes and margins that were negatively impacted by rising wholesale propane costs.  Operating expense of $103.7 million improved by nearly 4% on lower sales in the quarter and general and administrative expense improved by 6% to $10.3 million reflecting reductions in back office expense.  Equipment lease expense was materially unchanged at $3.5 million.  The partnership continues to benefit from prior year financings, as interest expense for the quarter declined nearly 9% to $24.0 million and a loss associated with a prior year debt financing not repeated this quarter.

“This year has proven to be one of the most challenging the propane industry has faced,” said President and Chief Executive Officer Steve Wambold. “While I am very pleased by our strong sales efforts and notable expense reductions, nothing can fully offset the impact from year to date temperatures that were 16% warmer than normal and wholesale propane costs that increased nearly 19%.”

Wambold continued, “Despite the extremely challenging operating environment, we continue to look for opportunities to grow our customer base while reducing our operating costs for the benefit of our customers and unit holders alike.  We’ve made meaningful progress toward these goals.  For instance, we have announced five immediately accretive acquisitions this fiscal year, and are evaluating a growing list of other companies that could be accretive to earnings in the future.  We have additionally stepped up our efforts to reduce our overall operating costs which we believe will generate more than $20 million in annualized savings by fiscal 2013.”

-more-

In the quarter, the partnership announced the expansion and extension of its accounts receivable securitization facility through January 2017.  The partnership also announced the issuance of $50 million in Ferrellgas Partners common units.  Proceeds from the equity offerings were used to reduce long-term borrowings on the partnership’s bank funded credit facility.

Year to date, revenues of $1.4 billion rose on increased sales prices to customers primarily resulting from increased wholesale propane costs, while gross profit of $332.9 million decreased due to fewer weather dependent retail sales and margins negatively impacted by higher wholesale propane costs.

Propane sales volume for the six months ended January 31 were 501.4 million, up nearly 1% with increased wholesale sales volumes offsetting more weather dependent retail demand.  Operating expense remained materially unchanged at $203.2 million, while general and administrative expense declined 8% to $19.7 million reflecting back office expense reductions.  Year to date, interest expense was down 11% to $47.4 million reflecting prior year financings.  Net earnings and Adjusted EBITDA for the fiscal year were $3.9 million and $103.9 million, respectively.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own nearly 22 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2011, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

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Contact:

Tom Colvin, Investor Relations, 913-661-1530

Scott Brockelmeyer, Media Relations, 913-661-1830

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	January 31, 2012	July 31, 2011

ASSETS

Current Assets:
Cash and cash equivalents	$15,725	$7,437
Accounts and notes receivable, net (including $293,163 and $112,509 of accounts receivable pledged as collateral at January 31, 2012 and July 31, 2011, respectively)	292,890	159,532
Inventories	170,479	136,139
Prepaid expenses and other current assets	26,389	23,885
Total Current Assets	505,483	326,993

Property, plant and equipment, net	641,013	642,205
Goodwill	248,944	248,944
Intangible assets, net	199,836	204,136
Other assets, net	40,397	38,308
Total Assets	$1,635,673	$1,460,586

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$132,425	$67,541
Short-term borrowings	56,037	64,927
Collateralized note payable	205,000	61,000
Other current liabilities (a)	116,053	104,813
Total Current Liabilities	509,515	298,281

Long-term debt (a)	1,032,993	1,050,920
Other liabilities	23,792	23,068
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (78,950,469 and 75,966,353 units outstanding at January 31, 2012 and July 31, 2011, respectively)	127,508	139,614
General partner unitholder (797,479 and 767,337 units outstanding at January 31, 2012 and July 31, 2011, respectively)	(58,784)	(58,660)
Accumulated other comprehensive income (loss)	(1,889)	4,633
Total Ferrellgas Partners, L.P. Partners’ Capital	66,835	85,587
Noncontrolling Interest	2,538	2,730
Total Partners’ Capital	69,373	88,317
Total Liabilities and Partners’ Capital	$1,635,673	$1,460,586

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2012 AND 2011

(in thousands, except per unit data)

(unaudited)

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31
	2012	2011	2012	2011	2012	2011
Revenues:
Propane and other gas liquids sales	$779,567	$774,179	$1,293,786	$1,142,802	$2,363,241	$1,991,106
Other	49,705	66,813	73,912	98,382	186,488	219,216
Total revenues	829,272	840,992	1,367,698	1,241,184	2,549,729	2,210,322

Cost of product sold:
Propane and other gas liquids sales	600,600	559,416	1,003,722	815,902	1,797,164	1,368,536
Other	24,468	38,500	31,094	51,358	104,206	128,608

Gross profit	204,204	243,076	332,882	373,924	648,359	713,178

Operating expense	103,741	107,562	203,152	202,822	407,611	409,112
Depreciation and amortization expense	21,042	19,990	41,716	40,365	83,837	81,682
General and administrative expense	10,344	11,005	19,708	21,392	50,476	44,657
Equipment lease expense	3,528	3,543	7,057	7,192	14,300	13,732
Non-cash employee stock ownership plan compensation charge	1,937	2,932	4,516	5,376	9,297	10,435
Non-cash stock and unit-based compensation charge (b)	1,565	11,068	4,482	12,081	5,889	16,748
Loss on disposal of assets and other	523	603	832	371	4,094	6,072

Operating income	61,524	86,373	51,419	84,325	72,855	130,740

Interest expense	(24,046)	(26,395)	(47,433)	(53,272)	(96,046)	(105,645)
Loss on extinguishment of debt	—	(36,449)	—	(36,449)	(10,513)	(39,857)
Other income (expense), net	80	88	47	266	348	(286)

Earnings (loss) before income taxes	37,558	23,617	4,033	(5,130)	(33,356)	(15,048)

Income tax expense	771	1,198	141	716	666	2,380

Net earnings (loss)	36,787	22,419	3,892	(5,846)	(34,022)	(17,428)

Net earnings (loss) attributable to noncontrolling interest (a)	413	290	122	68	(58)	123

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	36,374	22,129	3,770	(5,914)	(33,964)	(17,551)

Less: General partner’s interest in net earnings (loss)	364	221	38	(59)	(339)	(176)

Common unitholders’ interest in net earnings (loss)	$36,010	$21,908	$3,732	$(5,855)	$(33,625)	$(17,375)

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.47	$0.31	$0.05	$(0.08)	$(0.45)	$(0.25)

Weighted average common units outstanding	76,401.6	70,668.8	76,184.0	70,114.2	75,373.4	69,813.9

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31
	2012	2011	2012	2011	2012	2011

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$36,374	$22,129	$3,770	$(5,914)	$(33,964)	$(17,551)
Income tax expense	771	1,198	141	716	666	2,380
Interest expense	24,046	26,395	47,433	53,272	96,046	105,645
Depreciation and amortization expense	21,042	19,990	41,716	40,365	83,837	81,682
EBITDA	82,233	69,712	93,060	88,439	146,585	172,156
Loss on extinguishment of debt	—	36,449	—	36,449	10,513	39,857
Non-cash employee stock ownership plan compensation charge	1,937	2,932	4,516	5,376	9,297	10,435
Non-cash stock and unit-based compensation charge (b)	1,565	11,068	4,482	12,081	5,889	16,748
Loss on disposal of assets and other	523	603	832	371	4,094	6,072
Other income (expense), net	(80)	(88)	(47)	(266)	(348)	286
Nonrecurring litigation reserve and related legal fees	892	335	892	667	12,345	667
Net earnings (loss) attributable to noncontrolling interest	413	290	122	68	(58)	123
Adjusted EBITDA (c)	87,483	121,301	103,857	143,185	188,317	246,344
Net cash interest expense (d)	(22,724)	(24,660)	(44,755)	(48,382)	(89,726)	(96,617)
Maintenance capital expenditures (e)	(3,511)	(3,436)	(8,838)	(7,848)	(16,427)	(16,407)
Cash paid for taxes	(87)	168	(90)	85	(766)	(1,133)
Proceeds from asset sales	1,011	1,122	2,374	3,200	5,168	9,259
Distributable cash flow to equity investors (f)	$62,172	$94,495	$52,548	$90,240	$86,566	$141,446

Propane gallons sales
Retail - Sales to End Users	223,977	249,227	356,825	369,788	642,445	648,476
Wholesale - Sales to Resellers	81,129	79,156	144,550	126,932	261,893	237,537
Total propane gallons sales	305,106	328,383	501,375	496,720	904,338	886,013

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)	Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31
	2012	2011	2011	2011	2012	2011
Operating expense	$673	$3,126	$1,840	$3,262	$2,335	$4,546
General and administrative expense	892	7,942	2,642	8,819	3,554	12,202
Total	$1,565	$11,068	$4,482	$12,081	$5,889	$16,748

(c)

Adjusted EBITDA is calculated as earnings (loss) before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income (expense), net, a nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.